Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 as it relates to the Noble Corporation plc 2015 Omnibus Incentive Plan of our reports dated February 24, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting of Noble Corporation plc and Noble Corporation, in Noble Corporation plc’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 19, 2017